Exhibit (4)(mm)

AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of September 29, 2018 between UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”) and J.P. MORGAN INVESTMENT MANAGEMENT INC. (“Sub-Adviser”), each a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together, the “Parties”).

WHEREAS, UBS AM and the Sub-Adviser have entered into a Sub-Advisory Agreement dated as of January 9, 2017 (“Agreement”) for the provision of certain investment advisory services by the Sub-Adviser to UBS AM and PACE® Global Fixed Income Investments (the “Portfolio”) or a designated portion of the assets of the Portfolio (“Segment”); and

WHEREAS, pursuant to the changes outlined in the previous communication between UBS AM and the Sub-Adviser in connection with the European Union’s Markets in Financial Instruments Directive II (“MIFID II”), the following changes shall apply to the Agreement, effective January 3, 2018.

NOW, THEREFORE, the Parties hereby agree to the following representations and the Agreement is hereby amended as follows:

1. UBS AM hereby acknowledges receipt of the current best execution policy of the Sub-Adviser’s London branch and consents to the Sub-Adviser following such policy. In addition, UBS AM agrees that the Sub-Adviser may execute trades in markets that are not “regulated markets” as that term is defined in MIFID II and may execute orders outside a trading venue.

2. All references to “soft dollars” in the Agreement are hereby removed.

3. Pursuant to MIFID II, the Sub-Adviser shall provide the following reports to UBS AM:

i.                          At least quarterly, a valuation report, a transaction report and a performance report each with respect to all the investments and cash comprising the Portfolio or Segment.

ii.                       A notice to the Portfolio and UBS AM if and when the overall value of the Portfolio or Segment, as evaluated at the beginning of each reporting period, depreciates by 10%, and thereafter at multiples of 10%, by the end of the business day during which the threshold was been exceeded or, if the threshold is exceeded on a non-business day, by the end of the next business day. The Sub-Adviser will not be required to provide this notice if such depreciations are due to redemptions or other withdrawals from the Portfolio or the Segment.

iii.                    For each calendar year, information about all aggregated costs and charges incurred in connection with the Sub-Adviser’s discretionary investment management services and the financial instruments held in the Portfolio or Segment.

4. The Legal Entity Identifier (LEI) applicable to the Portfolio is: 549300J62KK310TS1N80. UBS AM shall maintain the LEI and promptly notify the Sub-Adviser in the event the LEI becomes invalid, or if a different LEI becomes applicable to the Portfolio.

5. UBS AM acknowledges that conflicts of interest may arise in the course of the Sub-Adviser’s providing discretionary investment management services to the Portfolio or the Segment. Further information on the Sub-Adviser’s potential conflicts of interest and its conflicts of interest policy may be found in the Sub-Adviser’s Form ADV and/or its Financial Conduct Authority Disclosure Document, each of which have been provided to UBS AM.

6. The Sub-Adviser is required to record telephone conversations and electronic communications which result or may result in transactions. Furthermore, the Sub-Adviser may also record telephone conversations and electronic communications in other circumstances, and the Sub-Adviser will treat such recordings as confidential information in the Agreement and may only produce such recordings in evidence in accordance with the Agreement. The records will be kept for such period as required by applicable law and the Sub-Adviser’s internal policies. Upon request of UBS AM, the Sub-Adviser will provide UBS AM with a copy of the recordings which relate to the Sub-Adviser’s management of the Portfolio or Segment. The Sub-Adviser has discretion to charge UBS AM for any reasonable cost in providing such copy of the recordings.

Signed for and on behalf of:		Acknowledged and Agreed:

J.P. Morgan Investment Management Inc.		UBS Asset Management (Americas) Inc.

/s/ Scott Moritz		/s/ Keith A. Weller
Name:	Scott Moritz	Name:	Keith A. Weller
Title:	Vice President	Title:	Executive Director & Sr. Associate General Counsel

UBS Asset Management (Americas) Inc.

/s/ Eric Sanders
		Name:	Eric Sanders
		Title:	Director